EXHIBIT 11

Schedule A

This Schedule sets forth information with respect to each purchase and sale of Common Shares which were effectuated by Saba Capital from the filing of the Schedule 13D/A on 9/15/25 to 10/8/25, the date of the event which required filing of this Schedule 13D/A.  All transactions were effectuated in the open market through a broker.

Trade Date	Buy/Sell	Shares	Price
9/15/2025	Buy	17,256	41.39
9/16/2025	Buy	91,385	41.50
9/17/2025	Buy	16,670	41.30
9/18/2025	Buy	9,200	40.64
9/19/2025	Buy	5,779	41.78
10/7/2025	Buy	46,649	46.50
10/8/2025	Buy	23,813	48.17